090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160397169-64
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/07/2016 9:21 AM
	Entity Number E0101292013-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

First Harvest Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Section 5.1 of Article III, relating to the terms of the Series A Preferred Stock is being amended to reduce the conversion ratio of the number of shares of common stock issuable upon conversion of the Series A Preferred Stock to one (1) share of common stock for every one (1) share of Series A Preferred Stock. In addition, an automatic conversion provision is being inserted, whereby on September 8, all outstanding shares of Series A Preferred Stock are being automatically converted into common stock.

THE COMPLETE TEXT OF THE AMENDMENT TO SECTION 5.1 OF ARTICLE III IS ATTACHED HERETO AND MADE A PART HEREOF

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60.9%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

(ATTACHMENT)

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF

FIRST HARVEST CORP.

Section 5.1 of Article III is hereby amended by deleting the section in its entirety and replacing it with the following:

"**5.1 Conversion of Series A Convertible Preferred Stock Into Common Stock.** At any time and from time to time after the issuance of the Series A Convertible Preferred Stock, any holder thereof may convert any or all of the shares of Series A Convertible Preferred Stock held by such holder at the ratio of one (1) share of Common Stock for every one (1) share of Series A Convertible Preferred Stock converted (the "Conversion Rate"), provided, however, the Company shall not effect any conversion of the Series A Convertible Preferred Stock or any other preferred stock or warrant held by a holder of Series A Convertible Preferred Stock (a "Holder"), and no such Holder shall have the right to convert any Series A Convertible Preferred Stock or any other preferred stock or warrant held by such Holder, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such beneficial owner's affiliates) would beneficially own in excess of 4.9% of the shares of the Common Stock outstanding immediately after giving effect to such conversion or exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a beneficial owner of Series A Convertible Preferred Stock held by such beneficial owner and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, any other preferred stock and warrant held by such Holder with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series A Convertible Preferred Stock beneficially owned by such beneficial owner and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such beneficial owner and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5.1, in determining the number of outstanding shares of Common Stock a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any Holder, the Company shall within two business days confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Convertible Preferred Stock, any other preferred stock and warrant held by a Holder, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

Notwithstanding anything else to the foregoing, effective as of 12:01 a.m., Nevada time on September 8, 2016, every share of Series A Convertible Preferred Stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and changed into one (1) share of common stock of the Corporation."